Exhibit 12.1


                                                                     Holmes Products Corp.
                                                         Computation of Ratio of Earnings to Fixed Charges
                                                             Dollars in thousands, except for Ratio

                                                                                                Nine Months             Pro Forma
                                                     Year ended December 31,                 Ended September 30,      Twelve Months
                                      ---------------------------------------------------- --------------------------     ended
                                                                                 Pro forma                  Pro forma  September 30,
                                       1992     1993     1994     1995     1996     1996(1)  1996     1997    1997(1)      1997(1)
                                      ------   ------  -------  -------  -------  -------- -------   ------  --------     -------
Income (loss) before income
  taxes and minority interest (2)     $2,921   $2,956   $7,730   $6,370   $9,416   $3,821   $3,493   $4,490  $   (56)     $5,203

Fixed charges:
  Interest expense and amortization
    of debt discount on all
    indebtedness                      $  980   $1,215   $2,104   $5,231   $6,570  $14,798   $5,072   $4,850   $10,828     $14,372

  Portion of rental expense
    representing interest                194      270      567      813    1,021    1,021      684      613       613       1,028
                                      ------   ------  -------  -------  -------  -------- -------   ------  --------     -------

    Total fixed charges, as defined   $1,174   $1,485  $ 2,671  $ 6,044  $ 7,591  $ 15,819 $ 5,756   $5,463  $ 11,441     $15,400
                                      ------   ------  -------  -------  -------  -------- -------   ------  --------     -------

Income before income taxes, minority
  interest and fixed charges, as
  defined                             $4,095   $4,441  $10,401  $12,414  $17,007  $ 19,640 $ 9,249   $9,953  $ 11,385     $20,603
                                      ------   ------  -------  -------  -------  -------- -------   ------  --------     -------

Ratio of earnings to fixed charges       3.5      3.0      3.9      2.1      2.2      1.2      1.6      1.8      1.0         1.3
                                      ======   ======  =======  =======  =======  ======== =======   ======  ========     =======
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(1)  The Pro Forma amounts reflect the ratio of earnings to fixed charges as if the transactions and employment agreements described in the Prospectus comprising part of this Registration Statement had been entered into at the beginning of the periods presented.

(2)  The minority interest is in a subsidiary with fixed charges.